Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Kyle Bland Navigant Investor Relations 1.312.573.5624 kyle.bland@navigant.com	Tim Blair Navigant Corporate Communications 1.303.383.7344 timothy.blair@navigant.com

NAVIGANT CLOSES SALE OF ITS DISPUTES, FORENSICS, AND LEGAL TECHNOLOGY SEGMENT AND TRANSACTION ADVISORY SERVICES PRACTICE TO ANKURA

CHICAGO – August 27, 2018 – Navigant (NYSE: NCI) today announced the completed sale of its Disputes, Forensics, and Legal Technology segment and Transaction Advisory Services practice to Ankura Consulting Group, LLC, a portfolio company of Madison Dearborn Partners.

The transaction closed on August 24, 2018. The transaction was valued at $470 million and represented a 11.9x adjusted EBITDA multiple.* Navigant expects to realize approximately $370 million in net cash proceeds from the transaction, after taxes and transaction and separation-related costs. These proceeds will be used to return capital to shareholders and pursue growth opportunities.

The streamlined Navigant combines deep industry expertise and transformational insight to deliver management consulting and managed services to clients in industries undergoing transformational change. More information about the transaction is available on the Navigant website (investors.navigant.com).

*	Calculation based on the one-year period ending first quarter 2018, when including a fully allocated share of Navigant corporate G&A.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage, and/or protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, the firm primarily serves clients in the healthcare, energy, and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com

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